Exhibit 99.1

PPD Contacts:	Furiex Contact:

Louise Caudle	Sailash Patel
+1 919 456 4467	+1 919 456 7814
louise.caudle@ppdi.com	sailash.patel@furiex.com

Luke Heagle
+1 910 558 7585
luke.heagle@ppdi.com

FOR IMMEDIATE RELEASE

PPD and Furiex Announce Completion of Spin-off

WILMINGTON, N.C., and MORRISVILLE, N.C. (June 15, 2010) - PPD, Inc. (Nasdaq: PPDI) and Furiex Pharmaceuticals, Inc. (Nasdaq: FURX) announced today the successful completion of the spin-off of Furiex. As previously announced, PPD received a private letter ruling from the Internal Revenue Service that the dividend of common stock of Furiex to PPD shareholders qualifies as a tax-free distribution for U.S. income tax purposes.

On June 14, 2010, shareholders of record of PPD as of June 1, 2010, received a pro rata dividend of one share of Furiex common stock for every 12 shares of PPD common stock they held. Fractional shares were paid in cash.

PPD and Furiex now operate as two independent companies. PPD has no ownership of Furiex. PPD will continue as a leading global contract research organization, and Furiex will advance the former compound partnering business of PPD.

To facilitate the advancement of the development programs, PPD transferred $100.0 million in cash to Furiex prior to the spin-off. In addition, Furiex has assumed current accounts receivable and payable associated with the compound partnering business. As previously announced, Takeda Pharmaceutical Company Limited recently received pricing approval for NESINA® (alogliptin) in Japan, triggering a $7.5 million milestone payment to PPD. PPD will recognize this milestone payment as revenue in the quarter ending June 30, 2010, but PPD is transferring the account receivable for this payment to Furiex. The accounts receivable Furiex is assuming from PPD consist primarily of the $7.5 million Takeda milestone payment. The assumed accounts payable, which are predominantly to third-party vendors, should substantially offset the assumed accounts receivable, resulting in approximately $100.0 million of net working capital as of June 14, 2010.

PPD common stock will continue to trade on the NASDAQ Global Select Market under its current ticker symbol, PPDI. Furiex common stock begins trading today on a “regular way” basis on the NASDAQ Global Market under the ticker symbol FURX.

About Furiex Pharmaceuticals

Furiex Pharmaceuticals is a drug development collaboration company using innovative clinical development design to accelerate and increase value of partnered drug programs by advancing them in a cost-effective, efficient manner. Development programs are designed and driven by a core team with extensive drug development experience. The company partners with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including late-stage assets and one product on the market. The company is well capitalized with a strong cash position and committed to sustainable growth, value creation and long-term profitability. For more information, visit www.furiex.com.

About PPD

PPD is a leading global contract research organization, celebrating 25 years of providing drug discovery, development and lifecycle management services. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 41 countries and more than 10,500 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients and partners accelerate the delivery of safe and effective therapeutics and maximize the returns on their R&D investments. For more information, visit www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about the spin-off and its anticipated benefits for PPD and Furiex Pharmaceuticals, are forward-looking statements that involve a number of risks and uncertainties. Although PPD and Furiex attempt to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: Furiex’s lack of history as, and challenges operating as, an independent public company; anticipated losses and the potential need for Furiex to raise additional capital; its reliance on a limited number of products and product candidates; the ability to attract and retain key personnel; risks associated with the development and commercialization of drugs, including the ability to successfully launch and market a drug; the risk that safety issues might arise in the post-approval market; reliance on collaborators; competition in the market; rapid technological advances that make our products less competitive; and the other risk factors set forth from time to time in the Furiex Form 10 and other SEC filings, and in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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